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                                                                       Exhibit 5

                     [MORRISON & FOERSTER LLP LETTERHEAD]


                                 May 16, 2000




EarthWeb Inc.
3 Park Avenue
New York, NY 10016

Ladies and Gentlemen:

                At your request, we have examined the Registration Statement on Form S-3 being filed by EarthWeb Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission today (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 393,171 issued and outstanding shares of the Company's common stock, par value $0.01 per share (the "Stock"), being offered by certain selling shareholders (the "Selling Stockholders").

                As counsel to the Company, we have examined the proceedings taken by the Company in connection with the issuance and sale by the Company of shares of the Stock. We have also examined the proceedings taken by the Company in connection with the sale of shares of Stock by the Selling Stockholders.

                We are of the opinion that the shares of Stock that may be sold by the Selling Shareholders are legally and validly issued, fully paid and nonassessable.